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                                                               EXHIBIT (a)(1)(G)

To AMCC Optionholder:

Today AMCC formally commenced our Stock Option Exchange Program (the "Program"). In connection with the commencement of the Program, Stock Administration would like to provide you with the following additional information relating to the Program.

The Program is a voluntary program permitting eligible employees and members of our Board of Directors to exchange stock options with an exercise price equal to or greater than $20.00 per share for replacement options covering the same number of shares. The replacement options will be granted on or after May 28, 2002 and will have an exercise price equal to the fair market value of our common stock on the date of grant. Please carefully review the materials referenced below as they will provide you with details on how the Program operates.

     If you decide to participate in the Program, you will need to complete and deliver an Election Form (item #1 below) by November 27, 2001 at 5:00 p.m. Pacific Standard Time to AMCC Stock Administration located at 6290 Sequence Drive, San Diego, CA 92121, via personal delivery, interoffice mail or facsimile at (858) 535-3502. Please visit the AMCC intranet web site located at the following link: http://cww/Stock/ to obtain a copy of the Election Form or
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any of the following documents:

      1. Election Form (Instructions on How to Complete Form Included)
      2. Notice of Withdrawal (Instructions on How to Complete Form Included)
      3. Stock Option Exchange Program Questions and Answers
      4. Offer to Exchange Outstanding Options to Purchase Common Stock

If you are not familiar with your historical stock option grant information, please review your Salomon Smith Barney option account located at the following link: http://www.benefitaccess.com/. If you do not have your password or PIN
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number, please contact Salomon Smith Barney at (800) 503-2813 or you may contact
Stock Administration for a Personnel Option Status Report.

If you decide to participate in the Program, you must complete and deliver the Election Form by 5:00 p.m. (PST) on Tuesday, November 27, 2001 unless we extend the Program. We will not accept late submissions, and therefore urge you to
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respond early to avoid any last minute problems.
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Stock Administration will provide you with an email confirmation of receipt of your Election Form within three (3) business days after receipt by us.

Please feel free to contact Stock Administration at (858) 535-3462 or by email at stockadm@amcc.com for further assistance.
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